EXHIBIT 99.1

March 31, 2014 07:30 ET

Ocean Bio-Chem, Inc. Reports Record Fourth Quarter-and Full Year 2014 Net Income

Fourth quarter 2014 net income up 61%; full year 2014 net income up 40%

FORT LAUDERDALE, FL., March 31, 2015 --. Ocean Bio-Chem, Inc. (NASDAQ: OBCI) reported record net income in the fourth quarter of 2014 of approximately $511,000, compared to net income of approximately $318,000 in the fourth quarter of 2013, an increase of 61% or $193,000. Basic and diluted earnings per share in the fourth quarter of 2014 were $0.06, compared to basic and diluted earnings per share of $0.04 for the comparative 2013 period. The Company also reported record fourth quarter net sales of approximately $8.8 million, compared to approximately $7.8 million for the fourth quarter of 2013, an increase of approximately 13%.

For the year ended December 31, 2014, the Company reported net income of approximately $2,048,000, compared to net income of approximately $1,461,000 for 2013, an increase of 40% or $587,000. Basic and diluted earnings per share were both $0.23 in 2014, compared to basic and diluted earnings per share of $0.17 for 2013. Net sales for 2014 were approximately $33.9 million compared to approximately $32.7 million for 2013, an increase of $1.2 million or 4%.

(000's Omitted)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
NET SALES	$8,761	$7,773	$33,927	$32,704
PRE-TAX INCOME	$742	$508	$2,980	$2,251
NET INCOME	$511	$318	$2,048	$1,461

EPS - BASIC & DILUTED	$0.06	$0.04	$0.23	$0.17
DIVIDENDS PER SHARE	-	-	$0.05	-

Ocean Bio-Chem, Inc. President and CEO Peter Dornau stated: "We ended 2014 very strong financially. We recorded the highest fourth quarter net income and sales in the Company’s history, and our strong fourth quarter performance is reflected in our record full year 2014 sales and net income. We also achieved record gross margins, for both the fourth quarter and all of 2014. For 2014, our gross margin increased to a record 35.8% from 33.3% in 2013, as a result of higher margin products comprising a higher percentage of our total revenues. Specifically, we realized a greater proportion of sales of our higher margin marine products and our Star Tron® enzyme fuel additive products. We continued to secure additional new distribution as well as introduce additional SKU’s to our existing customers, and we believe the effectiveness of our spending on advertising to support our brands and products is reflected in our increased sales.”

Mr. Dornau continued: “During 2014, we commenced sales of our new Performacide® disinfectant/sanitizing products to some of our larger customers. We anticipate that sales of Performacide disinfectant/sanitizing and odor control products will increase in 2015.”

“Our balance sheet remains strong. We ended 2014 with a current ratio of approximately 6 to 1 and over $20 million of shareholders equity. We ended the year with over $3 million in cash, despite our payment of a special cash dividend of approximately $440,000, or $0.05 per share, in the second quarter of 2014,” Mr. Dornau added.

Mr. Dornau concluded: “Due to an unusually cold winter, 2015 has started off slower than we anticipated. The prime boating season has been delayed, particularly in northern parts of the United States and Canada, as ice remains in many lakes in the region. We are cautiously optimistic that as the weather improves, we will see stronger sales to our marine customers.”

About Ocean Bio-Chem, Inc.: Ocean Bio-Chem, Inc. (NASDAQ: OBCI), a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite® Star Tron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of products including disinfectants, sanitizers and deodorizers.

The Company's Contacts:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

940-262-3584

Web sites are: www.oceanbiochem.com, www.starbrite.com, www.startron.com, www.performacide.com and www.nos-guard.com.

Forward-looking Statements:

Certain statements are contained in this Press Release, including, without limitation, our anticipation of increased sales in 2015, including sales to our marine customers and Performacide® sales. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors.